                                                                    Exhibit 1


                      INTERIM WORK AND ASSIGNMENT AGREEMENT

         THIS INTERIM WORK AND ASSIGNMENT AGREEMENT (the "INTERIM AGREEMENT") is dated as of June 24, 2000 by and between ACS Retail Solutions, Inc., a Delaware corporation ("ACS"), and Greenland Corporation, a Nevada corporation ("GLCP"), and is entered into in anticipation of entering into a long term services agreement, currently under negotiation between the parties (the "SECONDARY AGREEMENT") and which is related to another long term contract currently under negotiation between ACS and 7-Eleven, Inc. (the "PRIMARY AGREEMENT") for the Pilot Program (as defined below).

         WHEREAS, 7-Eleven is considering providing automated check cashing pilot services known as the V.com(TM) Pilot Automated Check Cashing Services in approximately 200 7-Eleven stores in a geographic area to be determined by 7-Eleven (the "PILOT PROGRAM");

         WHEREAS, GLCP offers key services and hardware critical to the Primary Agreement and in order to meet the anticipated schedule deadlines, GLCP agrees to commit prior to finalization of any Secondary Agreement skilled personnel and resources to ACS for development of automated check cashing services software ("PROJECT SOFTWARE") on a project by project basis, such project(s) to be undertaken solely for or in anticipation of the Pilot Program (the "PROJECT" or the "PROJECTS"), with the full and complete understanding and representations by ACS that said services will be paid by ACS in accordance with the terms of this Interim Agreement.

         WHEREAS, the parties understand that, for the purposes of this Interim Agreement, GLCP is billing said services at reduced costs subject to the terms of this Interim Agreement ("REDUCED COSTS").

         1. SCOPE. By entering into this Interim Agreement and according to the terms hereunder, (i) GLCP agrees to provide information technology and related services for the Project or the Projects, and (ii) ACS agrees to pay for said services in connection with the Project or the Projects.

         2. AUTHORIZATION AND PAYMENT. Current Projects were commenced in April 2000 pursuant to the Statement of Work - ACS Phase I - Check Cashing Processing Support dated 06/07/00 ("SOW"). Any changes in or additions to the SOW or services rendered thereunder must be approved by both parties in writing or pursuant to electronic mail consistent with past practices; provided, however, any changes or additions to the SOW significant enough to require additional costs or payments by ACS must be approved in advance by a writing (which may be faxed) signed by the individual at ACS designated for notices hereunder. Once a Project begins, GLCP will provide monthly invoices to ACS which shall be substantiated with all reasonable documentation and specificity requested by ACS ("INVOICE"). ACS shall pay Invoices within thirty (30) days of receipt of invoice by ACS, subject to approval by ACS which shall not be unreasonably withheld or delayed. ACS agrees that the services rendered by GLCP through April 2000 as evidenced by Invoice dated May 1, 2000 in the amount of $33,309 have been approved by ACS and payment of said Invoice will be made not later than June 26, 2000.

3.       OWNERSHIP.

                  (a) ACS shall be the sole and exclusive owner of the software, any enhancements to and modifications of the software and any other work product developed or prepared by GLCP, in each case only to the extent developed, enhanced, modified or prepared pursuant to a Project (collectively, the "WORK PRODUCT"). Work Product also includes any and all original works of authorship, by way of example and without limitation: (i) papers, reports, manuals, documents, drawings, analytics and software (including without limitation all programs, object code, Source Code, outlines, routines, subroutines, revisions, supplements, modules, and upgrades, in each case, in any language, format or medium); (ii) inventions, formulas, techniques, processes, ideas, algorithms, discoveries, designs, developments, and improvements embodied thereby, which may be delivered to ACS or conceived, created, compiled, improved, modified, performed or produced in the direct or indirect course of GLCP's retention by ACS hereunder for a Project; and (iii) all foreign and domestic, registered and unregistered, copyrights or patents, applications for registrations therefor and other proprietary rights related to any of the foregoing, specifically including without limitation any trade secrets.

                  (b) Notwithstanding the foregoing, Work Product shall not include any software or original works of authorship developed or created by GLCP, its employees, agents and consultants (i) prior to the date of this Agreement or (ii) outside of the scope of a Project. All Work Product shall be deemed to be works made for hire for, and the exclusive property of, ACS. To the extent that any such Work Product is not considered a work made for hire under applicable law or GLCP obtains any right, title or interest in or to any Work Product under this Interim Agreement, GLCP hereby irrevocably assigns, agrees that such will be automatically assigned and agrees to assign to ACS, without further consideration, all of GLCP's right, title and interest (including without limitation good will) to such Work Product. GLCP shall execute or cause its agents, employees or subcontractors to execute any documents and take any other actions reasonably requested by ACS to accomplish the purposes of this Interim Agreement or further evidence such assignment to, or ownership by, ACS. If for any reason ACS fails to obtain ownership of any Work Product and such ownership is vested in GLCP or any GLCP agent, employee or subcontractor, GLCP agrees to (i) promptly and legally transfer such work in its entirety (including without limitation good will) to ACS wherever possible and (ii) wherever not possible, promptly grant to ACS or obtain and promptly act on the right to grant to ACS, a perpetual, exclusive, royalty-free and world-wide transferable license to use the Work Product for any purpose, and to assign and sublicense its license rights. As used herein, "SOURCE CODE" means computer software in human readable form in an English-like high-level computer language such as FORTRAN, C, PASCAL or LISP, or in a relatively low-level language such as the assembly language for a particular processor, as well as such explanatory materials and documentation (including without limitation any associated production tools, command files and regression tests with respect to the content and structure of the software), including without limitation documentation that has a functional and internal description of the code, including without limitation programmer's notes and any other explanatory material reasonably necessary to understand the specified functions of the code. Source Code also includes the source code building environment, consisting of control files, make files, environment variables, symbols and anything else required to compile the source code into object code that is executable by the CPUs for which the software is intended.

                  (c) At any time during the term of this Agreement, ACS may request and GLCP shall deliver or cause to be delivered to ACS, on demand a current copy of the Project Software and such other Work Product as ACS shall specify. As used herein, "DEFAULT" shall mean the occurrence of any of the following: (i) GLCP becomes subject to a voluntary or involuntary bankruptcy or similar proceeding; (ii) GLCP makes an assignment for the benefit of all or substantially all of its creditors; (iii) an act of God occurs that would likely prevent GLCP from satisfying any of the responsibilities (excluding Help Desk responsibilities) assigned to ACS/Greenland (such responsibilities excluding Help Desk responsibilities being referred to herein as the "GLCP OBLIGATIONS") on or before the sub-milestone dates (each a "SUB MILESTONE DEADLINE") required in the then current SEI V.com Project Sub-Milestone Report (as updated, the "PROJECT SUB-MILESTONE REPORT"); or (iv) GLCP fails (except to the extent such failure is caused by another person or entity listed in the Project Sub-Milestone Report) to discharge fully any GLCP Obligation within forty-five
(45) days of the Sub Milestone Deadline applicable to such GLCP Obligation in the Project Sub-Milestone Report. Upon the occurrence of a Default, ACS may request and GLCP shall deliver or cause to be delivered to ACS a current copy of the Project Software and such other Work Product as ACS shall specify, together with such other information, rights and privileges of GLCP, its subsidiaries and affiliates (collectively "NON-WORK PRODUCT") as would enable ACS to provide the Services, as such term is defined in the Mutual Confidentiality Agreement dated as of April 14, 2000 between the parties hereto (the "CONFIDENTIALITY AGREEMENT"). On the occurrence of a Default, any Non-Work Product that is protected intellectual property shall be deemed to be licensed to ACS on a perpetual, non-exclusive, transferable basis (the "LICENSE") with a warranty of non-infringement with respect to the non-Work Product substantively similar to the provisions of Section 4 of this Interim Agreement. The compensatory and other terms and conditions of such license will thereafter be negotiated by ACS and GLCP in good faith and on terms and conditions consistent with prevailing industry standards and rates. If ACS and GLCP are unable to agree on such other terms and conditions, the parties will submit to binding arbitration. If GLCP Obligations under the Project Sub-Milestone Report remain, ACS shall surrender the License and Non-Work Product to GLCP upon GLCP (i) becoming able to perform such obligations on or before the Sub Milestone Deadlines pursuant to the Project Sub-Milestone Report, and (ii) reimbursing ACS for its costs and expenses incurred in exercising its rights under this Section 3(c) and performing the GLCP Obligations.

         4. NON-INFRINGEMENT. GLCP shall perform its obligations under this Interim Agreement and all Projects in a manner that does not infringe, or constitute an infringement or misappropriation of, any patent, copyright, trademark, trade secret or other proprietary rights of another person. GLCP represents that the Project Software, any and all software it uses or intends to use hereunder and the services performed by GLCP hereunder do not, and will not, infringe any patent, copyright, trade secret or any other intellectual property interest owned or controlled by any other person.

         5. SUBCONTRACTING.

                  (a) GLCP shall not delegate or subcontract (collectively "SUBCONTRACT") any material portion of its obligations under this Interim Agreement to a consultant or other third party that GLCP does not have a pre-existing relationship with and/or that GLCP does not directly supervise without ACS's prior written consent, which may be not be unreasonably withheld; provided, however, GLCP shall only subcontract with consultants or third parties which GLCP knows, by experience or reputation, to be able to complete such work assignments on a timely, professional and competent basis. Prior to any approval, all delegates and subcontractors (collectively "SUBCONTRACTORS") shall execute documents binding such subcontractor to terms substantially similar to the terms hereunder for the benefit of ACS, as well as appropriate confidentiality and non-disclosure agreements that are at least as protective of ACS as the Confidentiality Agreement.

                  (b) If GLCP desires to enter into a subcontract requiring ACS consent, it shall submit to ACS in writing, a proposal detailing (i) the specific tasks GLCP proposes to subcontract, (ii) the reason for having a subcontractor perform such tasks instead of GLCP, (iii) the identity and qualifications of the proposed subcontractor, and (iv) any other information reasonably requested by ACS or relevant to ACS's approval of the subcontractor. GLCP shall not disclose any ACS or 7-Eleven confidential information to any subcontractor until such subcontractor has agreed in writing to assume the confidentiality obligations described above.

                  (c) ACS may revoke approval of a subcontractor previously approved if, in ACS's good faith opinion, (i) a subcontractor is acquired or otherwise becomes affiliated with a competitor of ACS or 7-Eleven, (ii) the subcontractor's performance has been deficient, (iii) doubt exists concerning the subcontractor's ability to render future performance, or (iv) there have been material misrepresentations by or concerning the subcontractor. Upon such revocation of approval, GLCP shall remove such subcontractor from performing any services hereunder.

         GLCP shall remain liable for obligations performed by subcontractors to the same extent as if a GLCP employee had performed such obligations, and for purposes of this Interim Agreement such work shall be deemed work performed by GLCP. If GLCP believes a subcontractor breaches a subcontract or becomes aware of a possible breach of a subcontract, GLCP shall notify ACS and provide ACS with such information relating to the actual or alleged breach as ACS may reasonably request. Any breach of a subcontract shall constitute a breach of this Interim Agreement and shall give ACS the right, but not the obligation, to terminate the particular Project, this Interim Agreement and/or any related Project.

         6. TERM. This Interim Agreement, subject to the terms and conditions set forth herein, shall remain in effect until such time as the Secondary Agreement and Primary Agreement are each executed but in no event shall this Interim Agreement remain in effect for a period to exceed one hundred eighty
(180) days from the execution date ("TERMINATION DATE") unless extended by mutual agreement of ACS and GLCP.

         7. TERMINATION. This Interim Agreement shall terminate upon the earlier of: (i) execution of both the Secondary Agreement and Primary Agreement, (ii) the occurrence of the Termination Date, or (iii) failure of ACS to pay any Invoice within ten (10) days after receipt of written notice from GLCP that such Invoice has not been paid. Upon termination for either (ii) or (iii) GLCP may cease providing all services.

         8. NOTICES. All notices will be given in writing to the respective parties at the following addresses, unless another address shall have been designated in writing, and will be deemed delivered when delivered by hand or when sent by and thereafter delivered by one of the following methods of delivery: (i) Federal Express or other overnight courier service with a reliable system for tracking delivery, or (ii) registered or certified mail, postage prepaid, return receipt requested.

         If to ACS:

         ACS Retail Solutions, Inc.
         2828 North Haskell
         Dallas, Texas  75204
         Attn: Thomas A. Hyde, Jr.

         With copies to:

         ACS Retail Solutions, Inc.
         2828 North Haskell
         Dallas, Texas  75204
         Attn: General Counsel, Legal Department

         If to GLCP:
         Greenland Corporation
         1935 Avenida Del Oro, Suite D
         Oceanside CA  92056
         Attn: Louis T. Montulli, CEO


         With copies to:
         Greenland Corporation
         1935 Avenida Del Oro, Suite D
         Oceanside, CA 92056
         Attn:  Thomas J. Beener General Counsel, Legal Department

         9. ENTIRE AGREEMENT; RELATIONSHIP. This Interim Agreement, together with the Confidentiality Agreement, contains the entire understanding between the parties relating to the subject matter hereof and supersedes all prior agreements, proposals, representations and understandings between the parties relating to the subject matter hereof. GLCP shall be an independent contractor with respect to its services performed hereunder. Neither GLCP nor its consultants, subcontractors, nor their employees, shall be deemed to be the servants, employees, or agents of ACS. Nothing in this Interim Agreement or otherwise shall be deemed to create the relationship of employer and employee, principal and agent, partners, or a joint venture between the parties. GLCP shall have no right or authority to incur obligations of any kind in the name of or bind ACS to any contract or other obligation and all contracts and obligations entered into by GLCP in the performance of or in connection with its services hereunder shall be entered into by GLCP as principal. GLCP is not entitled to, and hereby waives and releases any and claims to, any benefit, profit-sharing, compensation, insurance, welfare or other plan offered by ACS or its affiliates. GLCP acknowledges and agrees that ACS has no obligation to pay any withholding or other taxes with respect to compensation of GLCP pursuant to this Interim Agreement.

         10. ASSIGNMENT. ACS may assign and transfer its rights hereunder in whole or in part to 7-Eleven, designees of 7-Eleven or other persons. GLCP may not, without the prior written consent of ACS in its sole discretion, assign or transfer this Interim Agreement.

         11. AMENDMENTS AND MODIFICATIONS. This Interim Agreement may not be amended, modified, superseded or canceled and none of the terms, provisions, covenants, representations, warranties or conditions may be waived, except by a written instrument executed by an executive officer of each party waiving compliance.

         12. WAIVERS. No failure by either party to exercise any right arising from a default by the other party shall impair that right or constitute a waiver of it. No waiver by any party of any condition or breach of any term, provision, covenant, representation or warranty, whether by conduct or otherwise, in any one or more instances, shall be deemed to be or construed as a further or continuing waiver of any such condition or breach, or a waiver of any other condition, or breach of any other term, provision, covenant, representation or warranty.

         13. APPLICABLE LAW. All questions concerning the validity, interpretation and performance of this Interim Agreement shall be governed by and decided in accordance with the laws of the State of Texas, exclusive of conflicts of laws principles.

         14. SEVERABILITY. If any court of competent jurisdiction or arbitration panel, as the case may be, judges any provision of this Interim Agreement to be invalid, that judgment will not affect the remainder of this Interim Agreement.

         15. PRESS RELEASES. Neither party shall issue a news release, public announcement, advertisement or other form of publicity in connection with this Interim Agreement without the prior approval of the other (which will not be unreasonably withheld or delayed).

         16. COUNTERPARTS. This Interim Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Any signature page delivered by fax machine shall be binding to the same extent as an original signature page. Any party who delivers by fax machine a signature page agrees to deliver promptly upon request an original counterpart signature page to any party who requests it.

         17. THIRD PARTY BENEFICIARY. The parties agree that this Interim Agreement is for the sole benefit of the parties and their permitted assigns and is not intended to confer legal rights or benefits to any other party; there are no other beneficiaries of this Interim Agreement or any Project agreement.

         18. NON-APPLICABILITY OF UCITA. To the extent the State of Texas passes a version of the Uniform Computer Information Transactions Act ("UCITA"), UCITA shall not apply to this Interim Agreement, except where mandated by Texas law. The parties hereby agree to attempt in good faith to negotiate independently any clause to which UCITA would otherwise apply. If the parties cannot so negotiate, the parties shall appoint an independent person to re-draft such provision in good faith and in the spirit of this Interim Agreement.

         19. ARBITRATION OF DISPUTES.

         (a) Except as set forth in SECTION 19(B) below, any controversy or claim arising out of or relating to this Agreement, or any alleged breach hereof, including any controversy regarding the arbitrability of any dispute, shall be settled at the request of either party by binding arbitration in Dallas, Texas before and in accordance with the then existing Commercial Arbitration Rules of the American Arbitration Association (the "RULES"). In any dispute in which the amount in controversy is less than Two Hundred Fifty Thousand Dollars ($250,000), there shall be one (1) arbitrator agreed to by the parties or, if the parties are unable to agree within thirty (30) days after demand for arbitration is made, selected in accordance with the Rules. In all other cases there shall be three (3) arbitrators, one (1) of whom shall be selected by Buyer within thirty (30) days after demand for arbitration is made, one (1) of whom shall be selected by Seller within thirty (30) days after demand for arbitration is made, and one (1) of whom shall be selected by the two party-appointed arbitrators within thirty (30) days after their selection. If one or more arbitrator(s) is not selected within the time period stated in the preceding sentence, such arbitrator(s) shall be selected pursuant to Rule 13 of the Rules. Any arbitrator(s) proposed by the American Arbitration Association shall have at least ten (10) years of experience in complex, commercial technology engagements in the area that is generally the same as the technology issue that is the subject of the dispute. Each party shall pay its own attorneys' fees and one-half (1/2) of the other arbitration costs, subject to final apportionment by the arbitrators. The arbitrators shall apply the law set forth herein to govern this Agreement and shall have the power to award any remedy available at law or in equity; provided, however, that the arbitrators shall have no power to amend this Agreement. Notwithstanding the foregoing, if the arbitration award relates to the terms and conditions of the license pursuant to Section 3(c) hereof, ACS may elect to relinquish such license in lieu of payment or acceptance of such arbitration award.

         (b) Notwithstanding SECTION 19(A) above, the parties agree that in the event of any breach or threatened breach of any provision of this Interim Agreement concerning (i) confidential information, (ii) intellectual property rights or (iii) other matters for which equitable rights may be granted, money damages would be an inadequate remedy. Accordingly, such provisions may be enforced by a preliminary or permanent, mandatory or prohibitory injunction or other order of a court of competent jurisdiction without requirement or posting of any bond.

                            [SIGNATURE PAGE FOLLOWS]

         IN WITNESS WHEREOF, each of the parties has caused this Interim Agreement to be signed and delivered by its duly authorized representative to be effective as of the Execution Date.




ACS RETAIL SOLUTIONS, INC.                  GREENLAND CORPORATION


By:                                         By:
   -------------------------                   -------------------------------
Name:                                                Name:  Louis T. Montulli
     -----------------------                         Title:  CEO
Title:
      ----------------------